Exhibit 99.1

Regulus Therapeutics Reports First Quarter 2024 Financial Results and Recent Updates

Initiated the fourth cohort of patients in the Phase 1b multiple-ascending dose (MAD) clinical trial of RGLS8429 for the treatment of autosomal dominant polycystic kidney disease (ADPKD)

Topline data from the third cohort of patients in the Phase 1b MAD study of RGLS8429 expected in mid-2024

Ended first quarter 2024 with cash, cash equivalents, and investments of $107.7 million;

Cash runway into H1 2026

SAN DIEGO, May 9, 2024 – Regulus Therapeutics Inc. (Nasdaq: RGLS), a biopharmaceutical company focused on the discovery and development of innovative medicines targeting microRNAs (the “Company” or “Regulus”), today reported financial results for the first quarter ended March 31, 2024, and provided a corporate update.

“Our work in ADPKD continues to progress and most recently we announced the initiation of our fourth, and final, cohort in the Phase 1b MAD study of RGLS8429,” said Jay Hagan, CEO of Regulus. “With the $100 million private placement completed in March, we are well positioned and are looking ahead to important milestones this year, notably topline data from the third cohort expected in the middle of this year.”

Program Updates

RGLS8429 for ADPKD: In January, the Company announced completion of enrollment in the third cohort of patients in the ongoing RGLS8429 MAD study. Patients in the third cohort were dosed at 3 mg/kg of RGLS8429 or placebo every other week for three months, with topline data expected in mid-2024. On May 6, the Company announced the initiation of the fourth and final cohort in the Phase 1b MAD study. In this open label cohort, patients will receive a fixed dose of 300 mg of RGLS8429 every other week for three months.

In March 2024, the Company announced positive topline data from the second cohort of patients in the Phase 1b MAD study of RGLS8429 for the treatment of ADPKD. In the second cohort, 14 patients were randomized 3:1 to receive either 2 mg/kg of RGLS8429 or placebo every other week for three months. RGLS8429 was well tolerated with no safety findings of concern. Greater biological activity of RGLS8429 was observed at 2 mg/kg based on urinary polycystin levels compared to 1 mg/kg and placebo, which was most evident after 3 months of dosing. Exploratory results of imaging-based biomarkers were encouraging with 3 patients with the highest increases in PC1 and PC2 having the greatest reductions in height-adjusted total kidney volume (htTKV), with corresponding reductions in total kidney cyst volume (TKCV), which was observed after 3 months of treatment with RGLS8429. These data suggest that targeting miR-17 may have a potential impact on htTKV and TKCV in patients with ADPKD. Based on these topline data from cohort 2, the Company increased the sample size of the fourth cohort to up to 30 patients in order to further examine potential impact on total kidney volume in patients with APDKD.

Corporate Highlights

Closed Oversubscribed $100 Million Private Placement: In March 2024, the Company announced that it entered into a definitive securities purchase agreement in connection with a private placement to certain institutional and other accredited investors. The financing included participation from new and existing institutional investors, including Adage Capital Partners L.P., Deep Track Capital, the Federated Hermes Kaufmann Funds, New Enterprise Associates (NEA), Octagon Capital, RA Capital Management, and Vivo Capital.

Financial Results

Cash Position: As of March 31, 2024, Regulus had $107.7 million in cash, cash equivalents, and investments. The Company expects its cash runway to extend into H1 2026.

Research and Development (R&D) Expenses: Research and development expenses were $6.0 million for the three months ended March 31, 2024, compared to $4.9 million for the same period in 2023. These amounts reflect internal and external costs associated with advancing our clinical and preclinical pipeline.

General and Administrative (G&A) Expenses: General and administrative expenses were $2.8 million for the three months ended March 31, 2024, compared to $2.4 million for the same period in 2023. These amounts reflect personnel-related and ongoing general business operating costs.

Net Loss: Net loss was $8.5 million, or $0.29 per share (basic and diluted), for the three months ended March 31, 2024, compared to $7.1 million, or $0.42 per share (basic and diluted), for the same period in 2023.

About ADPKD

Autosomal dominant polycystic kidney disease (ADPKD), caused by mutations in the PKD1 or PKD2 genes, is among the most common human monogenic disorders and a leading cause of end-stage renal disease. The disease is characterized by the development of multiple fluid filled cysts primarily in the kidneys, and to a lesser extent in the liver and other organs. Excessive kidney cyst cell proliferation, a central pathological feature, ultimately leads to end-stage renal disease in approximately 50% of ADPKD patients by age 60. Approximately 160,000 individuals are diagnosed with the disease in the United States alone, with an estimated global prevalence of 4 to 7 million.

About RGLS8429

RGLS8429 is a novel, next generation oligonucleotide for the treatment of ADPKD designed to inhibit miR-17 and to preferentially target the kidney. Administration of RGLS8429 has shown clear improvements in kidney function, size, and other measures of disease severity in preclinical models. Regulus announced completion of the Phase 1 SAD study in September 2022. The Phase 1 SAD study demonstrated that RGLS8429 has a favorable safety and PK profile. RGLS8429 was well-tolerated with no serious adverse events reported and plasma exposure was approximately linear across the four doses tested. In the Phase 1b MAD study Regulus announced both topline data from the first cohort of patients in September 2023 and from the second cohort of patients in March 2024. Regulus announced completion of enrollment in the third cohort in January 2024 with patients receiving 3 mg/kg of RGLS8429 or placebo every other week for three months. Topline data from the third cohort is anticipated in mid-2024. The fourth and final cohort of the MAD study was initiated in May 2024.

About Regulus

Regulus Therapeutics Inc. (Nasdaq: RGLS) is a biopharmaceutical company focused on the discovery and development of innovative medicines targeting microRNAs. Regulus has leveraged its oligonucleotide drug discovery and development expertise to develop a pipeline complemented by a rich intellectual property estate in the microRNA field. Regulus maintains its corporate headquarters in San Diego, CA.

Forward-Looking Statements

Statements contained in this presentation regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements associated with the Company’s RGLS8429 program, the expected timing for initiating clinical studies, potentially achieving therapeutic efficacy and the potential to address the underlying genetic causes of ADPKD, the expected timing for reporting data, the timing and future occurrence of other preclinical and clinical activities, the expected length of our cash runway and other statements relating to future events or conditions. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Regulus’ current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the approach we are taking to discover and develop drugs is novel and may never lead to marketable products, preliminary or initial results may not be indicative of future results, preclinical and clinical studies may not be successful, risks related to regulatory review and approval, risks related to our reliance on third-party collaborators and other third parties, risks related to intellectual property, risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics and in the endeavor of building a business around such drugs, and our need for additional capital. These and other risks are described in additional detail in Regulus’ filings with the Securities and Exchange Commission, including under the “Risk Factors” heading of Regulus’ most recently filed annual report on Form 10-K for the fourth quarter and year ending December 31, 2023. All forward-looking statements contained in this press release speak only as of the date on which they were made. Regulus undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Relations Contact:

Cris Calsada

Chief Financial Officer

858-202-6376

ccalsada@regulusrx.com

Media Contact:

Sarah Sutton

Argot Partners

212-600-1902

regulus@argotpartners.com

Regulus Therapeutics Inc.

Selected Financial Information

Condensed Statement of Operations

(In thousands, except share and per share data)

	Three months ended March 31,
	2024	2023
Operating expenses:
Research and development	6,040	4,925
General and administrative	2,786	2,444

Total operating expenses	8,826	7,369

Loss from operations	(8,826)	(7,369)
Other income (expense), net	357	230

Loss before income taxes	(8,469)	(7,139)
Income tax expense	—	—

Net loss	$(8,469)	$(7,139)

Net loss per share, basic and diluted	$(0.29)	$(0.42)

Weighted average shares used to compute basic and diluted net loss per share:	28,746,802	16,844,243

	March 31, 2024	December 31, 2023
Cash, cash equivalents and investments	$107,725	$23,767
Total assets	114,138	30,750
Term loan, less debt issuance costs	540	1,334
Stockholders’ equity	107,588	21,187